Exhibit 10.1

Riggs Executive Managerial Bonus Program

I — Program Overview

This document describes the Riggs Annual Managerial Bonus Program (the Program) under which eligible participants may realize earnings above and beyond their base pay, contingent on the success of the Bank and their respective business lines, and on individual performance compared against prescribed annual goals. From time to time, the Company may authorize one or more plans that are subject to the provisions of this Program and operate for designated individuals or organizations for a prescribed period of time (i.e., a Plan Year). Such Plans will appear as schedules or attachments.

The objectives of this Program are to accomplish the following:

•	Achieve or exceed the strategic goals of the business lines of the Bank;
•	Align key manager compensation to financial results of the relevant bank organization; and
•	Motivate, reward, and retain those who substantially contribute to the success of the organization.

This document outlines eligibility criteria, program details, and administrative considerations. Payments made under the Program, if any, are authorized and approved at the sole discretion of the Incentive Plan Committee.

II — Eligibility

A — Eligible Positions

     Participants are required to be regular employees in positions selected as part of designated Plans by the respective Plan Sponsor (normally the Group Executive), who are notified of their eligibility in writing, and who have a direct impact on the success of the organization. Such positions will have:

•	Responsibility and authority to control significant business outcomes,
•	Fiscal and/or supervisory responsibility, and
•	A minimum Salary Grade of 55

A Plan Sponsor may also require the following:

•	No greater than a prescribed number of organizational layers separating them from the Group Executive

The Group Executive may also choose to limit the total number of positions eligible for participation from the respective Business Unit at the beginning of the plan year to avoid potential dilution of total funds available for distribution.

None of the participants are eligible to receive awards under any other authorized Bank variable pay (i.e., bonus, incentive, or commission) program while participating in this Program. Positions eligible to participate for the current Plan Year are outlined in designated plan attachments. Participants must be actively at work at time of distribution to be eligible for awards except as outlined below. Eligibility and/or participation for a given plan year does not imply or give rights to an employee for eligibility, participation or the receipt of awards in subsequent plan years.

A participant’s poor performance documented in accordance with the Bank’s then current performance management process (formal Corrective Action excluding verbal counseling), failure to comply with the Bank’s Code of Ethics, failure to comply with company procedures, or any other reason deemed sufficient by the Bank in its sole discretion during the plan year may serve as justification for the reduction, delay of, or disqualification of eligibility for an award. The Incentive Plan Committee will have final approval authority regarding any reduction, delay, or disqualification recommended by (and/or in consultation with) the respective Plan Sponsor.

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B — New Hires and Promotions

Individuals hired (or promoted to an eligible position) within a Plan Year, and selected as participants prior to October 1st of a Plan Year, will be eligible to receive a prorated share subject to all Program/Plan provisions, based on the length of time spent in the eligible position(s) during the respective Plan Year. An individual beginning employment (or promoted) on or after October 1st of a Plan Year will be ineligible to participate for that Plan Year.

C — Retirement, Death, or Bank-Authorized Transfers

Bank-authorized transfers, as well as retirement or death make a participant eligible to continue to participate in the Program and receive a prorated authorized and approved bonus based on the length of participation during a Plan Year. The calculated amount of any award will be based on: actual individual results for the portion of the full Plan Year the participant was eligible to participate; and, the full year’s results for the organization. Authorized and approved payments of any prorated amount will be calculated after the Plan Year and paid at the same time as other eligible employees.

Participants who are asked to leave the Bank as a result of a restructuring resulting in the elimination of their position (and for reasons other than performance) will be treated the same as Bank-authorized transfer. Any proration of amounts will be calculated through the last day worked.

D — Leave due to Sickness, Accident and Disability

Once a position is designated and a participant notified of his/her eligibility, leave taken due to sickness, an accident, or disability does not affect the participant’s eligibility to receive authorized and approved bonus compensation for that year. Calculations may be subject to proration for extended periods of absence or disability.

E — Resignations, Terminations, and Employee-Initiated Transfers

The Participant forfeits eligibility for any calculated bonus compensation if he/she:

•	leaves the Bank because of resignation or job abandonment
•	is asked to leave the Bank (for reasons other than those outlined in section II-C), or,
•	transfers to another position, which does not participate under this Program at his/her request that is not initiated for the benefit of the Bank.

F — Transfers within This Program or among other Bank Variable Pay Plans

If a participant moves from one variable compensation eligible position to another eligible position under the Program, or moves to/from an incentive eligible position under another Bank-sponsored variable compensation Program/Plan, the variable compensation calculated for the level of goal achievement attained will be prorated according to time spent in, and in accordance with the prescribed award metrics of, each eligible position and the appropriate plan documents.

The assessment of the former position’s goals as well as the potential restatement of goals for the new position should be documented and communicated within 45 days of the transfer.

See Program Administration Section for additional guidance on eligibility, proration, and other conditions that may affect awards.

III — Program Overview

A — Funding (Bonus Pool Creation)

The Bank and/or its Businesses Units must exceed a basic (absolute) threshold of Net Income (prescribed annually) in order to fund the respective Plan. Thereafter, a Plan would be funded based on a combination of:

•	Bank Net Income performance relative to a predetermined “target”, and

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•	Relevant Business/Group Net Income performance relative to its predetermined “target” level.

Bank versus Relevant Business or Group success will be weighted for proper emphasis. At “expected” or “target” Bank and Business/Group net income performance, the pool funding rate or “multiplier” is designed to generate competitive incentive levels for eligible Program participants. Combined success versus Net Income goals by both the Bank and Business/Group above “expected” or “target” levels will generate increased funding of bonus dollars available for distribution and provide an opportunity for participants to earn variable pay at higher levels relative to market levels. Likewise, less than “expected” or “target” organizational performance will generate a more limited bonus pool restricting bonus opportunities.

The funding rate (or multiplier) would be subject to change annually based on expected financial results, plan coverage/participation, and competitive pay requirements. The Incentive Plan Committee will determine an organization success multiplier that adjusts the amount of bonus pool dollars available for distribution for a given Plan Year for the respective designated Plan. They, in their sole discretion, may interpret actual level of success based on their assessment of fiscal business results as well as any unusual business circumstances or events. An illustrative funding scale is shown below.

Illustrative Pool Multiplier
		Group/Business (Pre-Incentive) Net Income versus Target

		Below Absolute $ Threshold	At Threshold	At Target	Well-above Target
Bank's Pre-Incentive Net Income Versus Target
	Below Absolute $ Threshold	Not Funded	0.08	.80	1.20
	At Threshold	0.02	.10	.82	1.22
	At Target	0.20	.28	1.0	1.4
	Well-above Target	0.30	.38	1.1	1.5

Intermediate amounts are interpolated, straight line.
(1)	All amounts shown in this scale are illustrative (e.g., funding rates, standards of performance, etc.)

B — Allocation of Bonus Pool

After the end of the plan year, the funded bonus pool is allocated (i.e., each eligible participant’s “proportionate share” calculated) based on the Plan Sponsor’s assessment of results and recommendations, considering the following:

     a)      Individual performance versus pre-set objectives,

•	Individual quantitative or qualitative performance objectives are established by the Plan Sponsor and communicated early in each plan year.

     b)      Grade level and/or competitive pay requirements,

•	Target competitive bonus amounts that may vary by grade level or position are established for each participant position based on market survey information updated each year.

     c)      Bank and/or Business unit performance versus Net Income target(s),

•	The relative impact of the Bank’s and relevant Group/Business’ success on the participant’s bonus are established early in a Plan Year. Relative impact of each appropriate organization is weighted for proper emphasis. For example, a “line” manager’s bonus may be more closely tied to his/her own Group/Business results, whereas a “staff” manager’s bonus is more likely derived from the success of the multiple organizations (s)he supports.

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Likewise, overall Bank results versus individual Business results may have an increased impact on bonus calculations for executive levels as compared to lower level managers.

     d)      Note: No Individual Participant’s award may exceed 150% of the respective target award amount for the position.

A potential award calculated under this Program (or designated Plan) is considered as “earned” only after

•	the respective Plan Sponsor has confirmed the individual’s continued eligibility to participate; assessed the participant’s performance against goals; and recommended appropriate amounts, and,
•	the Incentive Plan Committee has officially authorized and approved the recommended award for payment.

All payouts under the Program are subject to modification by and approval of the Incentive Plan Committee (or Compensation Committee of the respective Board as appropriate).

Details on performance measures and their respective weightings used in the calculation of individual allocations from the bonus pool for the current Plan Year are outlined in attachments and/or individualized statements of annual goals as prescribed by the Plan Sponsor. Additional administrative considerations such as “Business Rules” or definitions directly impacting the plan may also appear within attachments, as appropriate, for the current plan year.

The calculated total of individual awards to eligible participants will not exceed the total bonus pool created for that purpose for the current plan year. Furthermore, the Bank is not obligated to pay out the entire bonus pool at year-end. For example, if certain participants, factored into the funding level, terminate before year-end distribution, any surplus created by their “unallocated” calculated share would not necessarily be available for payment to the remaining participants. Unpaid bonus pool amounts will not be carried forward to subsequent years.

IV — Program Administration

A — Definitions

•	Plan Sponsor — Normally the Group Executive (EVP or Senior Executive Director) of the respective Group or Business. Compensation Committee of respective Board acts as Plan Sponsor for executive level bonus plans.

•	Incentive Plan Committee — The COO, CFO, and EVP Human Resources. Alternatively, this may refer to the Compensation Committee of the respective Board for the various responsibilities or authority granted under this Program.

•	Pro Rata Share — A reduction in the full incentive amount, calculated using the number of whole months as an eligible participant divided by the total months in the measurement period. More than 15 calendar days of a partial month’s participation will count as a whole month.

•	Plan Year — The Plan Year will coincide with the Bank’s fiscal year, January 1 through December 31, that this Program and designated Plans remains in effect.

•	Retirement — Termination from the Bank qualifying as a bona fide “Retirement” under the Bank’s then current Retirement or 401(k) Plans.

•	Leave — See HR policy #605 for definition of paid leaves for reason of sickness accident or disability.

B — Performance Period and Payment Timing

Performance results will be tabulated at the end of the plan year, reviewed by management, eligibility confirmed, and amounts recommended by the Plan Sponsor. The Incentive Plan Committee, (and as appropriate, the Compensation Committee of the

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respective Boards) will have approval authority to authorize and approve awards under the Program/Plan. Authorized and approved bonuses will be paid as soon as practicable after the Plan Year, but not later than March 15th.

C — Setting of, and Adjustments to, Goals

Goals will be set annually by the participant’s manager and approved by the Plan Sponsor. Managers may recommend changes to goals to account for unusual circumstances or events. The approval of at least two levels of management is required to make such changes. Other operating units within the Bank that share or rely on such goals should be consulted before making any changes. The Plan Sponsor has final approval authority over all goal determination and any changes.

D — Other Administrative Responsibilities/Authority

The Plan Sponsor will be responsible for overall administration of a Plan under this Program for his/her Group/Business. He/she is authorized to:

•	Determine an individuals’ eligibility for participation with input from line management, and the concurrence of the VP- Director of Compensation;
•	Prescribe procedures/formats for the documentation and communication of individual participant goals,
•	Approve such goals
•	Evaluate participant goal achievement under a Plan;
•	Compile supporting information for payments recommended under a Plan;
•	Calculate and recommend award amounts under a Plan;
•	Interpret the intent of the respective Plan in individual situations with the concurrence of the VP- Director of Compensation; and,
•	Recommend continuation of the Plan from year to year and recommend modifications to the language of the Plan with the concurrence of the VP- Director of Compensation.

In addition, the Plan Sponsor (or his/her designee) will administer all tracking and reporting for their respective Plans under this Program. Random “spot checks” may be made by the Audit Division to ensure proper reporting of results.

Line managers will be responsible to:

•	Ensure that performance goals are established and communicated and,
•	Assist in the evaluation/documentation of goal achievement and participant performance.

The Incentive Plan Committee or in the place, the Compensation Committee of the respective Board for executive level plans shall have the authority, in its sole discretion, to:

•	Change, amend, suspend, or terminate the Program (or any designated Plan) at any time;
•	Interpret the wording or intent of the Program;
•	Determine achievement of Organizational goals; and,
•	Approve and award all payments under the Program (or any designated Plan).

E — Bonus Impact on Pay-Related Benefits

Authorized and approved bonuses under this Program will be used in computing employee benefits as described in the appropriate benefit plan documents.

F — Tax & Payroll Impacts

Authorized and approved bonuses under this Program are subject to tax withholding and other legal requirements, plus any appropriate deductions under the Bank’s 401(k) Plan.

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G — Program Continuation

The Bank intends that this Program and any designated Plans, in current or modified form, will be continued until terminated at the Bank’s sole discretion. Continuation of the Program (or Plans) will be formally evaluated at the conclusion of each Program/Plan Year. The Bank may decide to discontinue or modify the Program (or any designated Plan) at any time. However, a decision to discontinue the Program or Plan shall not affect the payment of authorized and approved incentive amounts.

H — Employment Status

Nothing in this Program (or designated Plans) shall change the normal employee/employer relationship or be interpreted as a guarantee of continued employment. Nor shall the payment of authorized and approved bonus compensation awards be construed as an indication that overall job performance is satisfactory.

William A. Craig Executive Vice President Human Resources	Date

Riggs Executive Managerial Bonus Program	April 2002

Riggs Executive Managerial Bonus Program
Acknowledgement and Additional Conditions
Attachment A

I acknowledge that I have received a copy of the Riggs Annual Managerial Bonus Program and agree to the provisions set forth in this Program Document and all appropriate attachments.

In addition, I agree to the following as additional conditions for eligibility to participate in the Program or any designated Plan. I also understand that failure to return a signed copy of this acknowledgement to the Incentive Plan Committee (or the Compensation Committee of the Board, as appropriate) or its designated representative may affect eligibility and/or payment of potential future awards under this Program.

1. Non-Solicitation of Customers:

During and for 12 months after the date on which my employment with the Bank ends under any circumstances, I will not directly or indirectly, individually or as part of or on behalf of any other person, employer or entity, provide products or services to, or solicit, or attempt to solicit, for the purposes of providing products or services, that are similar to the Bank’s products or services, any customer of the Bank with whom I had direct contact, in person or by phone or correspondence, on behalf of the Bank during the 12 months preceding the end of my employment.

2. Non-Solicitation of Employees:

During and for 12 months after the date on which my employment with the Bank ends under any circumstances, I agree not to, directly or indirectly, hire, or attempt to solicit for hire, on behalf of myself or anyone else, any persons, who are or have been employed by the Bank, until at least 12 months after the participant’s employment with the Bank ends.

3. Non-Employment Agreement:

This document or any Plan Document of any designated Plan do not in any way constitute an employment agreement. At all times while I am employed by the Bank, either before or after completion of the Introductory Period, I will be employed “at-will”, that is, my employment will continue only as long as it is mutually agreeable to me and the Bank. Either the Bank or I may end the employment relationship at any time with or without cause or notice. The “at-will” nature of the employment relationship can only be changed by written agreement signed by me and the Chief Operating Officer on behalf of the Bank.

Program Documents:	Riggs Annual Managerial Bonus Program Attachment A

Participant’s Signature	Date

Participant’s Name

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2002 Riggs Executive Managerial Bonus Plan

The following outline constitutes schedules or attachments to the Riggs Annual Bonus Program Document.

Any potential awards under this Plan are subject to the full terms and conditions of the Riggs Annual Bonus Program. No payment shall be made or considered earned under this Program (or designated Plan) until the Incentive Plan Committee has specifically authorized and approved them.

Plan Year:    January 1, 2002 through December 31, 2002

Plan Sponsor:     Compensation Committee of Board

Eligible Positions and Target Market Bonus Amounts for 2002 Plan Year:

Executive officers specifically named by the Board with titles of Executive Vice President and above:

Executive Level	Designated Executive Positions	Target Market Bonus Amount

Level III	Chairman of Board, President & CEO	37% of Annual Base Salary

Level II	President RNC, Executive Vice President & COO, Executive Vice President & Chairman, Riggs & Co.	32% of Annual Base Salary

Level I	All Other Executive Vice Presidents	24% of Annual Base Salary

Bonus Pool Creation:

1.	A preliminary pool is calculated as the sum of the Target Market Bonus Amounts of the respective Plan Participants at the end of the Plan Year.

              Illustrative Example:

2 X Level III Executives @ 37% of Annual Base Salary, plus 3 X Level II Executives @ 32% of Annual Base Salary, plus 11 X Level I Executives @ 24% of Annual Base Salary

Total Preliminary Bonus Pool = $1,000,005

2.	This preliminary pool amount is then modified using an appropriate “Multiplier” from the following Bonus Pool Funding Scale based on the Compensation Committee’s assessment of the Bank’s performance against pre-established pre-incentive Net Income targets. This results in a total Bonus Pool Available for Distribution.

Bank Performance	Multiplier

Below Threshold	0.00
At Threshold	0.25
At Budget	0.50
At Performance Target	1.00
Above Performance Target	1.25
Well Above Performance Target	1.50

See attachment for explanation/definition of the various levels of performance.

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Illustrative Example:

The Compensation Committee determines that the Company’s performance relative to net income targets is 108%. Therefore, the total bonus pool available for distribution equals the total preliminary bonus pool ($1,000,005) times the multiplier (1.00) equals $1,000,005.

Determining Proportionate Share of Pool:

Once the total bonus pool available for distribution is calculated, a participant’s proportionate share (if any) must be determined. Two “multipliers” are applied to each executive’s Target Market Bonus Amount to reflect individual performance against assigned operational goals, and the performance of the relevant organization they manage &/or support. The result is a “Preliminary Individual Bonus Award.” The sum of these preliminary amounts for all participants is then compared to the overall Bonus Pool Available for Distribution, and each is adjusted proportionately to conform to the Pool subject to all provisions of the Annual Managerial Bonus Program. The process for determining an executive’s proportionate share of the pool is as follows:

1.	Determine Individual Performance Multiplier:

Each participant’s success against pre-assigned, weighted, annual objectives is evaluated at the end of the Plan Year and converted into an individual performance multiplier. The following charts provide an illustrative example:

Participant Performance					Composite
Objective	Weight		Rating		Weighted Rating

Annual Objective A	30%	X	4.00	=	1.25
Annual Objective B	30%	X	3.00	=	.90
Annual Objective C	25%	X	4.00	=	1.00
Annual Objective D	15%	X	2.00	=	.45

	100%				3.40
Participant’s Actual Composite Rating (rounded preliminary rating)					3.00

Individual Performance-Multiplier Scale:

Actual	Performance
Composite Rating	Multiplier
5 4 3 2 1	1.50 1.25 1.00 0 0

Illustrative Performance Multiplier for this participant = 1.00

2.	Determine Relevant Organization Performance Multiplier

Each Participant’s will also receive a multiplier from the appropriate table below, based on the success of their relevant organization.

A.	Level III Executive — Based 100% on the Bank’s overall success against pre-established Net Income Target.

Bank’s Net Income Versus Target	Below Threshold At Threshold At Budget At Performance Target Above Performance Target Well Above Performance Target	0.00 0.25 0.50 1.00 1.25 1.50

Note: The President RNC will utilize this Organization Performance Matrix.

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B. Level II Executive — Based 50% on the Bank’s overall success, and 50% on the relevant segment of the Company they manage.

		Group(s) Net Income versus Target (50% Weighting)

		Below Threshold	At Threshold	At Budget	At Performance Target	Above Performance Target	Well Above Performance Target

Bank’s Net Income Versus Target (50%) Weighting	Below Threshold	0.000	0.125	0.250	0.500	0.625	0.750
	At Threshold	0.125	0.250	0.375	0.625	0.750	0.875
	At Budget	0.250	0.375	0.500	0.750	0.875	1.000
	At Performance Target	0.500	0.625	0.750	1.000	1.125	1.250
	Above Performance Target	0.625	0.750	0.875	1.125	1.250	1.375
	Well Above Performance Target	0.750	0.875	1.000	1.250	1.375	1.500

C. Level I Executive — Based 20% on the Bank’s overall success, and 80% on the relevant segment of the Company they manage.

•	“Line” Executive — Use the specific Group or major Subsidiary to which the participant belongs (example Community Banking, Relationship Banking, International). Group achievement is weighted 80%.
•	“Staff” Executive — Use a composite level of performance for the Groups/major Subsidiaries supported. Each of the four (4) Groups is weighted 20%, and the composite is weighted 80%.

		Group(s) Net Income versus Target (80% Weighting)

		Below Threshold	At Threshold	At Budget	At Performance Target	Above Performance Target	Well Above Performance Target

Bank’s Net Income Versus Target (20% Weighting)	Below Threshold	0.00	0.20	0.40	0.80	1.00	1.20
	At Threshold	0.05	0.25	0.45	0.85	1.05	1.25
	At Budget	0.10	0.30	0.50	0.90	1.10	1.30
	At Performance Target	0.20	0.40	0.60	1.00	1.20	1.40
	Above Performance Target	0.25	0.45	0.65	1.05	1.25	1.45
	Well Above Performance Target	0.30	0.50	0.70	1.10	1.30	1.50

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3. Calculation of Preliminary Individual Bonus Awards

The following illustrates how preliminary award calculations combine the effects of each of the above factors:

        Illustrative Example:

Participant A = Level I “Line” Executive
Target Market Bonus Amount = 24% X Annual Salary of $160,000 = $38,400
Individual Performance Multiplier = 1.00 for “3” performance
Company Performance vs. NI Budget = 108% (weighted 20%)
Relevant Group’s Performance vs. NI Budget = 128% (weighted 80%)
Organization Multiplier = 1.40
Individual Preliminary Bonus Amount = $38,400 X 1.0 X 1.40 = $53,760

4.	Adjust the Total of Individual Preliminary Awards to Conform to Total Bonus Dollars Available for Distribution

The total of the Individual Preliminary Bonus Awards is adjusted (up or down) to equal the Total Bonus Pool Available for distribution. Each individual preliminary award is multiplied by an adjustment factor calculated as the Total Bonus Pool Available for Distribution divided by the Sum of the Individual Preliminary Awards. No individual award may exceed 150% of an Individual’s Target Market Award Amount

        Illustrative Example:

The sum of all individual preliminary awards = $950,000. The Total Bonus Pool Available for Distribution = $1,000,005 Adjustment Factor = $1,000,005/$950,000 = 1.0526

Therefore, in this example, each participant’s individual preliminary award must be multiplied by 1.0526 to make the total of all preliminary individual awards conform to the Total Dollars Available for Distribution. No individual award may exceed 150% of the individual executive’s Target Market Bonus. All recommended awards are subject to the authorization and approval of the Compensation Committee.

Lawrence I. Hebert Date President & CEO	William A. Craig Date Executive Vice President Human Resources

Participant Date

Riggs Executive Managerial Bonus Program	April 2002

2002 Riggs Executive Managerial Bonus Plan
Additional Administrative Considerations

1)  Definitions:

A — The following matrix will explain the levels of organization achievement as they appear in various multiplier tables:

Organization Performance	% of Net Income Budget
	From	To

Below Threshold	0.0%	86.9%
At Threshold	87.0%	96.9%
At Budget	97.0%	106.9%
At Performance Target	107.0%	116.9%
Above Performance Target	117.0%	126.9%
Well Above Performance Target	127.0%	& Over

B — Net Income — Defined as “Core” Earnings or otherwise referred to as Net Income plus unusual expenses or losses, and minus unusual gains or income. The Compensation Committee of the Board will determine this amount in their sole discretion. The source of this information will be the Segment Report (or “Organization Profitability” Report(s).

2) Cross References:

     Also, see the following plan documents for other “Executive Compensation” Programs:

•	The Executive Deferred Compensation Program
•	The Omnibus Executive Remuneration Program

_________________________________ Lawrence I. Hebert Date President & CEO	________________________________ William A. Craig Date Executive Vice President Human Resources

_________________________________ Participant Date

Riggs Executive Managerial Bonus Program	April 2002